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                       SECURITIES AND EXCHANGE COMMISSION

                                 WASHINGTON, DC

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940



        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.      Name:            WRL Series Life Corporate Account

B.      Address of Principal Business Office (No. & Street, City, State, Zip
        Code):

                         201 Highland Avenue
                         Largo, Florida 33770

C.      Telephone Number (including area code):

                         (610) 439-5252

D.      Name and address of agent for service of process:

                         Thomas E. Pierpan, Esq.
                         Western Reserve Life Assurance Company of Ohio 201 Highland Avenue
                         Largo, Florida 33770

        Copy to:

                         Stephen E. Roth, Esq.
                         Sutherland, Asbill & Brennan LLP
                         1275 Pennsylvania Avenue, N.W.
                         Washington, D.C.  20004-2415

E.      Check Appropriate Box:

        Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                         Yes  [x]           No  [ ]



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                              FORM N-8A SIGNATURES


Pursuant to the requirements of the Investment Company Act of 1940, Registrant has caused this notification of registration to be duly signed on behalf of Registrant in the City of Largo and the State of Florida on the 17th day of June 1998.

                        WRL Series Life Corporate Account



                        By: /s/ JOHN R. KENNEY
                            -----------------------------
                                John R. Kenney

Attest: /s/ PRISCILLA I. HECHLER
        -----------------------------
            Priscilla I. Hechler